Exhibit 21

NEXTGEN HEALTHCARE, INC.

LIST OF SUBSIDIARIES

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
NextGen Healthcare Information Systems, LLC	California
NXGN Management LLC (f/k/a QSI Management LLC)	California
NextGen Cares Foundation, Inc.	California
NextGen RCM Services, LLC	Missouri
Topaz Information Systems, LLC	Arizona
Medfusion, Inc.	North Carolina
OTTO Health, LLC	Colorado
NextGen Healthcare India Pvt. Ltd.	India
NextGen Interoperability Solutions Limited (f/k/a Mirth Ltd)	United Kingdom